PROSPECTUS	Pricing Supplement No. 3714
Dated August 31, 2001	Dated March 12, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: March 12, 2002

Settlement Date (Original Issue Date): March 28, 2002

Maturity Date: March 28, 2017

Principal Amount (in Specified Currency): USD 100,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100% of their principal amount and will be resold by the Underwriter at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: USD 100,000,000

Interest Rate Per Annum: 6.50%

Interest Payment Date(s):

X Semi-Annually on March 28th and September 28th of each year, commencing on September 28, 2002.

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP: 36962 GXW9

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3714
Dated March 12, 2002
Rule 424(b)(3)-Registration Statement
No. 333-66560

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: March 28, 2005 and on each Interest Payment Date thereafter

(See "Additional Terms Optional Redemption below")

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms: Optional Redemption.

The Company may at its option elect to redeem the Notes in whole or in part on March 28, 2005 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

(Fixed Rate)
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Pricing Supplement No. 3714
Dated March 12, 2002
Rule 424(b)(3)-Registration Statement
No. 333-66560

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes. The Underwriter has advised the Issuer that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.